Pricing Term Sheet
May 2, 2011

Issuer:	Republic Services, Inc.

Guarantors:	Substantially all of the Issuer’s direct and indirect subsidiaries.

Ratings:	Baa3 / BBB / BBB (Moody’s / S&P / Fitch)

Settlement Date:	May 9, 2011 (T+5)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
J.P. Morgan Securities LLC
RBS Securities Inc.
BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Banca IMI S.p.A.
Credit Suisse Securities (USA) LLC
UniCredit Capital Markets LLC

Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BNY Mellon Capital Markets, LLC
Comerica Securities, Inc.
PNC Capital Markets LLC

3.800% Notes due 2018

Principal Amount:	$700,000,000

Maturity:	May 15, 2018

Coupon (Interest Rate):	3.800%

Yield to Maturity:	3.805%

Benchmark Treasury:	UST 2.625% due April 30, 2018

Spread to Benchmark Treasury:	T + 115 basis points

Benchmark Treasury Price and Yield:	99-26 and 2.655%

Interest Payment Dates:	May 15 and November 15, beginning November 15, 2011

Redemption Provision:	Make-Whole Call at T + 20 basis points

Price to Public:	99.969%

Underwriting Discount:	0.625%

CUSIP / ISIN:	760759 AL4 / US760759AL49

4.750% Notes due 2023

Principal Amount:	$550,000,000

Maturity:	May 15, 2023

Coupon (Interest Rate):	4.750%

Interest Payment Dates:	May 15 and November 15, beginning November 15, 2011

Yield to Maturity:	4.779%

Benchmark Treasury:	UST 3.625% due February 25, 2021

Spread to Benchmark Treasury:	T + 150 basis points

Benchmark Treasury Price and Yield:	102-28 and 3.279%

Redemption Provision:	Make-Whole Call at T + 25 basis points; redeemable at par three months prior to maturity

Price to Public:	99.736%

Underwriting Discount:	0.675%

CUSIP / ISIN:	760759 AM2 / US760759AM22

5.700% Notes due 2041

Principal Amount:	$600,000,000

Maturity:	May 15, 2041

Coupon (Interest Rate):	5.700%

Interest Payment Dates:	May 15 and November 15, beginning November 15, 2011

Yield to Maturity:	5.740%

Benchmark Treasury:	UST 4.25% due November 15, 2040

Spread to Benchmark Treasury:	T + 135 basis points

Benchmark Treasury Price and Yield:	97-22 and 4.390%

Redemption Provision:	Make-Whole Call at T + 25 basis points; redeemable at par six months prior to maturity

Price to Public:	99.429%

Underwriting Discount:	0.875%

CUSIP / ISIN:	760759 AN0 / US760759AN05
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322 (ii) Barclays Capital by calling toll-free 1-888-603-5847; (iii) J.P. Morgan by calling collect 1-212-834-4533 or (iv) RBS Securities Inc. by calling toll free 1-866-884-2071.
This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on May 2, 2011 relating to its Prospectus dated May 3, 2010.

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